Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2018

Company Reports Growth in Revenues, Gross Margin and Cash

BEVERLY, Mass. — Feb. 6, 2019—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter ended December 31, 2018.

The Company reported fourth quarter revenue of $105.7 million, compared to $95.4 million for the third quarter of 2018. Operating profit for the quarter was $11.5 million, compared to $10.7 million for the third quarter. Net income for the quarter was $8.5 million, or $0.25 per diluted share, compared to net income for the third quarter of $8.8 million, or $0.26 per diluted share. Gross margin for the quarter was 41.2%, compared to 41.8% in the third quarter. Cash, cash equivalents and restricted cash were $184.9 million on December 31, 2018, compared to $155.6 million on September 30, 2018.

For the full year 2018, the Company reported revenue of $442.6 million, compared with $410.6 million for the full year 2017. Systems revenue for the year was $280.4 million, compared to $262.7 million in 2017. Operating profit was $60 million in 2018, compared to $47.8 million in 2017. Net income for the year was $45.9 million with diluted earnings per share of $1.35. This compares to 2017 net income of $127 million and earnings per share of $3.80. 2017 results were impacted by a significant excess inventory reserve adjustment and the reversal of the valuation allowance on our deferred tax assets.

“2018 was a strong year for Axcelis, with continued growth in revenues, gross margins and cash. Despite a memory market slowdown, Axcelis kept growing by expanding Purion products to a large and diverse group of customers,” commented President and CEO Mary Puma. “We are focused on additional growth by investing in technology for new market segments and extending our global Purion footprint. These actions position us well to achieve our financial and strategic long-term goals.”

Business Outlook

For the first quarter ending March 31, 2019, Axcelis expects revenues in the range of $90-95 million. Gross margin in the first quarter is expected to be around 41%. First quarter operating profit is forecasted to be in the range of $6-7 million. Earnings per diluted share is expected to be in the range of $0.10-0.13.

Fourth Quarter and Full Year 2018 Conference Call

The Company will host a conference call to discuss the Company’s results for the fourth quarter and full year 2018 on Thursday, February 7, 2019 at 8:30 am ET.  The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Conference ID: 6379519. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Revenue:
Product	$98,883	$110,446	$415,922	$387,124
Services	6,800	5,950	26,653	23,437
Total revenue	105,683	116,396	442,575	410,561
Cost of Revenue:
Product	55,023	72,390	236,446	234,932
Services	7,093	7,286	26,493	25,382
Total cost of revenue	62,116	79,676	262,939	260,314

Gross profit	43,567	36,720	179,636	150,247

Operating expenses:
Research and development	14,245	10,917	51,876	43,071
Sales and marketing	9,362	7,197	34,608	28,532
General and administrative	8,438	7,842	33,193	30,802
Total operating expenses	32,045	25,956	119,677	102,405

Income from operations	11,522	10,764	59,959	47,842

Other (expense) income:
Interest income	810	315	2,328	714
Interest expense	(1,323)	(1,337)	(5,110)	(5,121)
Other, net	(762)	396	(2,472)	396
Total other expense	(1,275)	(626)	(5,254)	(4,011)

Income before income taxes	10,247	10,138	54,705	43,831

Income tax provision (benefit)	1,784	(81,542)	8,820	(83,128)

Net income	$8,463	$91,680	$45,885	$126,959

Net income per share:
Basic	$0.26	$2.88	$1.42	$4.11
Diluted	$0.25	$2.68	$1.35	$3.80

Shares used in computing net income per share:
Basic weighted average common shares	32,467	31,801	32,286	30,886
Diluted weighted average common shares	33,886	34,198	34,002	33,436

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$177,993	$133,407
Short-term restricted cash	—	750
Accounts receivable, net	78,727	75,302
Inventories, net	129,000	120,544
Prepaid expenses & other assets	11,051	9,772
Total current assets	396,771	339,775
Property, plant and equipment, net	41,149	36,168
Restricted cash	6,909	6,723
Deferred income taxes	71,939	83,148
Other assets	31,673	22,404
Total assets	$548,441	$488,218
LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$35,955	$32,642
Accrued compensation	19,218	20,955
Warranty	4,819	4,112
Income taxes	462	273
Deferred revenue	19,513	16,181
Other current liabilities	5,030	5,124
Total current liabilities	84,997	79,287
Sales leaseback obligation	47,757	47,714
Long-term deferred revenue	3,071	1,964
Other long-term liabilities	4,279	5,643
Total liabilities	140,104	134,608
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,559 shares issued and outstanding at December 31, 2018; 32,048 shares issued and outstanding at December 31, 2017	33	32
Additional paid-in capital	565,116	556,147
Accumulated deficit	(157,260)	(204,745)
Accumulated other comprehensive income	448	2,176
Total stockholders’ equity	408,337	353,610
Total liabilities and stockholders’ equity	$548,441	$488,218